Exhibit 1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

CHINA UNICOM LIMITED (Stock Code: 762)
(Incorporated in Hong Kong with limited liability under Companies Ordinance)

Announcement

Poll Results at Extraordinary General Meeting

The Board announces that the Independent Shareholders of the Company have approved at the EGM held on 1 December 2006 (i) the terms of the New Agreements, (ii) the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the Capped Continuing Connected Transactions and (iii) the No Cap Continuing Connected Transactions not being subject to caps.

Reference is made to the announcement issued by the Company on 26 October 2006 and the circular (the “Circular”) sent to the Shareholders on 10 November 2006. The words and expressions used in this Announcement shall have the same meanings as set out in the Circular.

APPROVAL BY THE INDEPENDENT SHAREHOLDERS

The Board is pleased to announce that the Independent Shareholders of the Company passed by way of poll at an extraordinary general meeting held on 1 December 2006 (the “EGM”) the ordinary resolutions set out in the notice convening the EGM, which is set out in the Circular. The poll results are as follows:-

No. of Votes (%)
	Agenda	For	Against
1.

The transfer agreement of the CDMA lease agreement dated 26 October 2006 between China United Telecommunications Corporation Limited (“A Share Company”), Unicom New Horizon Mobile Telecommunications Corporation Limited and China United Telecommunications Corporation (“Unicom Group”) be and are hereby generally and unconditionally approved.

		1,278,394,692 (96.3679)%	48,182,740 (3.6321)%
As more than 50% of the votes were cast in favour of the resolution, the resolution was duly passed.
2.	The transfer agreement of the services agreement dated 26 October 2006 between the A Share Company and Unicom Group be and are hereby generally and unconditionally approved.	1,278,367,842 (96.3678)%	48,183,590 (3.6322)%
As more than 50% of the votes were cast in favour of the resolution, the resolution was duly passed.
3.

The caps for each of the financial years ending 31 December 2007, 2008 and 2009 on leasing of the CDMA network capacity, equipment procurement services, mutual provision of premises and engineering design and technical services be and are hereby generally and unconditionally approved.

		1,278,371,402 (96.3680)%	48,180,030 (3.6320)%
As more than 50% of the votes were cast in favour of the resolution, the resolution was duly passed.
4.

There be no caps on the transaction amount of supply of telephone cards, interconnection and roaming arrangements, leasing of transmission channels, provision of international telecommunication network gateway, operator-based value-added services for cellular subscriber, value-added services for cellular subscriber, “10010” customer services and agency services be and are hereby generally and unconditionally approved.

		1,278,362,922 (96.3674)%	48,188,510 (3.6326)%
As more than 50% of the votes were cast in favour of the resolution, the resolution was duly passed.
5.

The directors of the Company be and are hereby authorised to do all such further acts and execute such further documents and take all such steps which in their opinion may be necessary, desirable or expedient to implement and/or give effect to the terms of the continuing connected transactions referred to in items (3) and (4) above.

		1,278,179,142 (96.3535)%	48,372,290 (3.6465)%
As more than 50% of the votes were cast in favour of the resolution, the resolution was duly passed.

As at the date of the EGM, the total number of issued shares entitling the Independent Shareholders of the Company to attend and vote at the meeting is 2,925,607,250 shares, representing 23.13% of the total issued shares of the Company. In accordance with the Listing Rules, China Unicom (BVI) Limited, which is the controlling shareholder of the Company and holding 9,725,000,020 shares, representing 76.87% of the total issued shares of the Company abstained from voting on the ordinary resolutions.

The scrutineer for the vote-taking at the EGM was Hong Kong Registrars Limited, the share registrar of the Company.

As at the date of this announcement, the Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Jianguo,Yang Xiaowei, Li Zhengmao, Li Gang and Zhang Junan
Non-Executive Director:	Lu Jianguo
Independent Non-Executive Directors:	Wu Jinglian, Shan Weijian , Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board China Unicom Limited Chu Ka Yee Company Secretary

Hong Kong, 1 December 2006